Exhibit 99.1

Richard Northern Named to S.Y. Bancorp Board

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 27, 2010--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that Richard Northern will join the Company's Board of Directors on January 18, 2011. His appointment expands the Board to 12 directors.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are delighted to welcome Richard Northern to the Board of Directors. Rick brings impressive credentials, extensive experience and a unique perspective on business and banking to our Board. Additionally, his deep roots in Louisville and wide-ranging interests in so many civic-minded organizations give him a strong sense of our community, its needs, and the prospects and potential of the region."

Northern, 62, is a Partner in the Louisville office of Wyatt, Tarrant & Combs, where he has practiced corporate law since 1980. Earlier in his career, Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil D. Andrus, and was the Legislative Director for U.S. Representative Romano L. Mazzoli. Prior to pursuing a law degree, Northern was a staff writer for The Courier-Journal in Louisville.

Northern has had extensive involvement with many civic organizations throughout his career. Among his current activities, he serves as Chair of the Louisville Redevelopment Authority. Northern has previously been Chair of Sts. Mary and Elizabeth Hospital, Chair of the Catholic Education Foundation, and Chair of the Caritas Foundation. He also served as President of the University of Louisville Alumni Association and Treasurer of the U of L Foundation. In 2006, he was named Louisville's Community Leader of the Year.

Northern received a Bachelor of Arts degree in English from the University of Louisville in 1970, a Juris Doctor degree from the Brandeis School of Law in 1976, and a Masters of Public Administration degree from the Kennedy School of Government at Harvard University in 1977. He received an Honorary Doctorate of Humane Letters from Spalding University in 2007.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.9 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer